Exhibit No. 10(f)(*)

AMENDMENT TO

AMENDED AND RESTATED COMPENSATION AGREEMENT

FOR MYRON KUNIN

This Amendment (the “Amendment”) to the Amended and Restated Compensation Agreement entered into between Regis Corporation, a Minnesota corporation (the “Corporation”), and Myron Kunin (“Kunin”) as of June 29, 2007 is hereby entered into as of December 23, 2008 (the “Effective Date”).  The Corporation and Kunin shall be referred to herein together as “the Parties.”

WHEREAS, the Parties previously entered into a Compensation and Non-Competition Agreement, dated May 7, 1997 (the “Original Agreement”); and

WHEREAS, the Original Agreement was amended from time to time and was last amended and restated as of June 29, 2007 (the “Restated Agreement”); and

WHEREAS, the Parties wish to amend the Restated Agreement as of the date hereof to make certain changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, IN CONSIDERATION of the mutual agreements hereinafter contained, the parties hereby agree as follows:

1.             Paragraph 1 of the Restated Agreement shall be amended by deleting it in its entirety and replacing it as follows:

Continued Compensation Payments.  The Corporation shall continue to pay Kunin the amount specified under the Agreement, that is, $600,000 per year, increased each year, commencing July 1, 1997, in proportion to any increase in the consumer price index (as defined in the Original Agreement) from July 1, 1996, to each July 1 thereafter in which payments are made to Kunin under the Restated Agreement.  Such amount shall be paid to Kunin on a monthly basis for his lifetime.  Under no circumstances shall the annual amount payable to Kunin pursuant to this paragraph 1 be decreased in any year.

2.             Paragraph 5 of the Restated Agreement shall be amended by deleting it in its entirety and replacing it as follows:

Change in Control Benefits.  In addition to the benefits payable to Kunin under other provisions of this Restated Agreement, in the event a Change in Control of the Corporation occurs at any time prior to Kunin’s death, the Corporation shall provide to Kunin the benefits described in (a), (b), (c), (d) and (e) below:

(a)           In lieu of the monthly payments provided under paragraph 1 above, the Corporation shall pay to Kunin within five (5) days after a

Change in Control occurs (provided that for this purpose the Change in Control must also be a change in control event under Treas. Reg. Section 1.409A-3(i)(5)) a single lump sum payment equal to the then present value of the future monthly payments described under paragraph 1 above.  The discount rate to be used for this purpose shall be equal to the yield to maturity, at the date of the Change in Control, of U.S. Treasury Notes with a maturity date nearest the Joint Life Expectancy (as defined in Section 6(d) below) of Kunin and his spouse.

(b)           On the day on which a Change in Control occurs, the Corporation shall pay to Kunin an amount equal to three times the annual compensation described in paragraph 1, above, for the 12-month period immediately preceding the Change in Control.

(c)           The excess of:  (i) Kunin’s “adjusted annual compensation” multiplied by the Joint Life Expectancy (as defined in Section 6(d) below) of Kunin and his spouse, as determined as of the date of the Change in Control, with no discount for present value; over (ii) the present value of the future monthly benefits payable to Kunin pursuant to paragraph 5(a) above as of the date of the Change in Control.  Such amount shall be paid to Kunin in a single sum within thirty (30) days following the date of the Change in Control.  For purposes of this subparagraph (c), Kunin’s “adjusted annual compensation” shall mean the annual amount payable to Kunin pursuant to paragraph 1 above as of the date of the Change in Control, increased by four percent (4%) for each year in the Joint Life Expectancy.

(d)           200,000 shares of the Corporation’s common stock free of any restrictions on exercisability (except as may be imposed by law), deliverable to Kunin upon the Change in Control.  Any such shares awarded under this subparagraph 5(d) shall be subject to automatic adjustment by the appropriate Board committee or its delegate to reflect any Corporation share dividend, share split, combination or exchange of shares, recapitalization or other change in the capital structure of the Corporation since the date hereof.

(e)           An amount equal to any excise tax imposed on Kunin by Section 4999 of the Code and by any comparable and applicable state law (collectively, “Excise Taxes”), as a result of the payments and stock grant provided under subparagraphs (a), (b),(c) and (d) of this paragraph 5, and as a result of any accelerated vesting of Kunin’s options to acquire shares of the Corporation, and shall further pay to Kunin on a “grossed-up” basis all additional federal and state income taxes and Excise Taxes payable by Kunin as a result of the payments provided in this subparagraph 5(e), so that the net after-tax amount received by Kunin pursuant to this paragraph 5 is equal to the amount that Kunin would have received if no Excise

Taxes had been imposed on income received by or imputed to him by reason of the payments or stock grant pursuant to this paragraph 5 or by reason of accelerated vesting of Kunin’s options.  All amounts payable to Kunin pursuant to this subparagraph 5(e) shall be paid by the end of his taxable year next following his taxable year in which the related taxes are remitted to the taxing authority.

3.             Paragraph 6(b) of the Restated Agreement shall be deleted in its entirety and replaced with the following new paragraph 6(b):

(b)           A “Change in Control” shall be deemed to have occurred at such time as any of the following events occur:

(i)                                     any “person” within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of either (A) the then outstanding shares of Common Stock of the Corporation (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), except for an acquisition by an entity resulting from a Business Combination (as defined below) in which clauses (1) and (2) of subparagraph (ii) applies;

(ii)           consummation of (A) a merger or consolidation of the Corporation with or into another entity, (B) a statutory share exchange or (C) the acquisition by any person (as defined above) of all or substantially all of the assets of the Corporation (each, a “Business Combination”), unless immediately following such Business Combination, (1) all or substantially all of the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Corporation’s voting stock immediately prior to such Business Combination) as their beneficial ownership of the Corporation’s voting stock immediately prior to such Business Combination and (2) no person (as defined above) beneficially owns, directly or indirectly, twenty percent (20%) or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or

(iii)          individuals who constitute the Corporation’s Board of Directors on the Effective Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least three-quarters (75%) of the directors comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

4.               A new paragraph 6(d) shall be added to the Restated Agreement as follows:

(d)           “Joint Life Expectancy” shall mean the number of years of life expectancy of Kunin and his spouse at the time of a Change in Control, as determined by the Joint Life and Last Survivor Expectancy table published in IRS Publication 590, a successor publication, or in the absence of either, a comparable table or tables published by a recognized non-public authority.  If Kunin’s spouse is not living at the time of a Change in Control, the Single Life Expectancy table shall be used in lieu of the Joint Life and Last Survivor Expectancy table.

IN WITNESS WHEREOF, the Parties hereto have executed Amendment as of the day and year first above written.

REGIS CORPORATION

By:	/s/ Paul D. Finkelstein
Paul D. Finkelstein, Chairman of the Board of Directors,
President and Chief Executive Officer

/s/ Myron Kunin
Myron Kunin